Exhibit 99.1

Gaming and Leisure Properties Expands Board With Appointment of Barry F. Schwartz

Wyomissing, PA. - May 23, 2017- Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (“GLPI” or the “Company”) today announced that it has appointed Barry F. Schwartz to its Board of Directors, (“Board”) as an independent director. The appointment is effective immediately, subject to receipt of customary regulatory approvals. With the addition of Mr. Schwartz, the Board expands to seven members, six of whom are independent.

“Barry brings to our Board decades of experience leading companies in a wide range of industries, including a developer of technology-based products, services and content for worldwide gaming and lottery markets, as well as companies specializing in beauty care products, technology solutions, marketing services, transaction solutions and intelligent media delivery,” commented Peter M. Carlino, Chairman and Chief Executive Officer of Gaming and Leisure Properties. “Barry has extensive experience identifying and completing M&A transactions, and we look forward to working with him as we pursue opportunities to accretively grow our portfolio of stable rent-producing assets.”

Barry F. Schwartz has served in several leadership roles with MacAndrews & Forbes Incorporated and various affiliates, including currently as Vice Chairman, as Executive Vice Chairman from October 2007 to January 2017, Executive Vice President and General Counsel from 1993 to 2007 and Senior Vice President from 1989 to 1993. Mr. Schwartz is a director of Revlon, Inc., Revlon Consumer Products Corporation and Scientific Games Corporation. During the past five years, Mr. Schwartz also served as a director of Harland Clarke Holdings Corp. and M & F Worldwide Corp.

About Gaming and Leisure Properties
GLPI is primarily engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust ("REIT") for United States federal income tax purposes commencing with the 2014 taxable year and is the first publicly traded triple-net lease REIT focused on gaming.

Contact
Investor Relations

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com

Hayes Croushore
T: 610-378-8396
Email: Hcroushore@glpropinc.com